Exhibit 99.1

MEDNAX Earns 93 Cents Per Share in 2009 Second Quarter

Expects Third Quarter EPS of 94 Cents to $1.00

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--August 4, 2009--MEDNAX, Inc. (NYSE:MD) today reported earnings per share of 93 cents for the 2009 second quarter as a result of strong revenue growth from acquisitions, same-unit patient volume growth, including neonatal volume, and ongoing administrative efficiencies.

For the 2009 second quarter, MEDNAX reported:

  Revenue of $319.8 million, up 24 percent overall and includes 4.4 percent same-unit growth when compared with the 2008 second quarter;
  Operating income growth of 20 percent year over year, to $74.8 million;
  Growth in earnings per share from continuing operations of 16 percent when compared to the prior year; and
  Cash flow from operations of $83.8 million.

MEDNAX’s results from operations for the 2009 second quarter include a benefit from medical malpractice costs, offset by higher accruals for specific tax positions that led to a higher effective tax rate for the period.

“Our 2009 second quarter results reflect the development of our anesthesia services during the past year, our ongoing acquisitions effort within our historical physician subspecialties of neonatal, maternal-fetal medicine and pediatric cardiology, and good same-unit patient volume growth,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We’re confident in our ability to deliver continued growth by attracting group practices to our national medical group model, and to identify opportunities to improve our operating efficiency.”

MEDNAX’s revenue for the three months ended June 30, 2009, increased by 24 percent, to $319.8 million, from $257.7 million for the comparable prior-year period.

Revenue growth included contributions from acquisitions completed throughout the previous 12 months, as well as same-unit revenue growth of 4.4 percent.

Revenue growth related to patient volume grew by 4.0 percent, on a same-unit basis, for the 2009 second quarter when compared with the 2008 prior-year period and consisted of growth across each of the Company’s physician specialties, including patient volume growth of 2.5 percent at neonatal intensive care units (NICUs) staffed by physicians affiliated with MEDNAX.

Same-unit growth from reimbursement-related factors increased by approximately 0.4 percent, and consisted of ongoing improved reimbursement from third-party commercial payors, offset by a higher percentage of services reimbursed under government programs. Government payors as a percent of all payors increased by 1.8 percentage points during the 2009 second quarter, compared to the prior-year period. The percentage of services reimbursed under government programs during the 2009 second quarter increased by 0.4 percentage points when compared with the 2009 first quarter.

Income from operations for the 2009 second quarter was $74.8 million, up 20 percent from $62.5 million for the 2008 second quarter.

During the 2009 second quarter, the Company benefited from a reduction in medical malpractice insurance costs of $1.8 million, net of the related impact on incentive compensation, due to retrospective claims adjustments on historical medical malpractice policy years.

General and administrative expense as a percent of revenue declined 69 basis points to 11.3 percent for the 2009 second quarter, from 12.0 percent for the 2008 second quarter as a result of revenue growth and ongoing expense management efforts.

For the 2009 second quarter, operating margin declined by 88 basis points, to 23.4 percent, from 24.3 percent for the 2008 second quarter. The change in operating margin is largely a reflection of the Company’s growth through acquisition of hospital-based anesthesia services and office-based maternal-fetal and pediatric cardiology practices during the past year, offset by the reduction in medical malpractice expense.

MEDNAX’s effective tax rate for the 2009 second quarter increased by 265 basis points as a result of specific items, including a non-deductible loss and an increase in reserves required for certain tax positions.

For the 2009 second quarter, MEDNAX’s income from continuing operations and net income were $43.2 million, or 93 cents per share based on a weighted average 46.3 million shares. When compared with the 2008 second quarter, income from continuing operations grew by 13 percent from $38.2 million for the 2008 second quarter, and earnings per share from continuing operations increased by 16 percent from 80 cents per share based on a weighted average 47.7 million shares outstanding for the 2008 period. Net income for the 2008 second quarter was $37.0 million, which included a loss from discontinued operations of $1.2 million related to an adjustment of the gain calculation on the sale of the Company’s newborn metabolic screening laboratory in February 2008. On a per share basis, net income was 78 cents for the 2008 second quarter.

For the first half of 2009, MEDNAX reported net patient service revenue of $623.7 million, an increase of 24 percent from $503.3 million for the first half of 2008. Operating income grew by 15 percent to $131.4 million for the six months ended June 30, 2009, from $114.5 million for the comparable 2008 period. Income from continuing operations and net income were $77.3 million for the 2009 first half, or $1.68 per share based on a weighted average 46.1 million shares outstanding. This compares with income from continuing operations for the 2008 first half of $70.3 million, or $1.46 per share based on a weighted average 48.3 million shares outstanding. Net income for the 2008 first half was $92.8 million, or $1.92 per share, which includes income from discontinued operations, net of income taxes, of $22.5 million related to the sale of the Company’s metabolic screening laboratory.

At June 30, 2009, MEDNAX had cash and cash equivalents of $18.6 million and accounts receivable were $163.4 million. At the end of the 2009 second quarter, the Company had $152.0 million outstanding on its $350 million revolving credit facility, a reduction of $29 million from March 31, 2009.

During the 2009 second quarter the Company generated cash flow from operations of $83.8 million, and MEDNAX used its cash to fund acquisitions and reduce amounts outstanding under its line of credit.

During the 2009 second quarter MEDNAX used $50.7 million of its cash to fund physician group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions. The Company acquired neonatal physician group practices in Houston and Dallas, Texas, and a maternal-fetal medicine group practice based in Jacksonville, Florida, during the period. Since the beginning of the 2009 third quarter, MEDNAX has acquired a neonatal group practice based in Nashville, Tennessee.

This year, MEDNAX has completed seven physician group practice acquisitions, including five neonatal, one maternal fetal, and one pediatric cardiology group practices.

Outlook

MEDNAX expects earnings per share for the 2009 third quarter to be in a range from 94 cents to $1.00. This outlook is based on anticipated same-unit NICU patient volume growth for the 2009 third quarter of 1 to 3 percent when compared with the 2008 third quarter, and that the percentage of services reimbursed under government programs for the 2009 third quarter will increase from 1 to 3 percentage points when compared with the 2009 second quarter.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m. (EDT) today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon (EDT) today through midnight (EDT) August 18, 2009, by dialing 800-475-6701, access code 106607. The replay will also be available at www.mednax.com.

About MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 250 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 450 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,300 physicians in 32 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Consolidated Statements of Income
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands, except for per share data)

Net patient service revenue	$319,815	$257,704	$623,700	$503,277
Operating expenses:
Practice salaries and benefits	191,756	150,696	385,764	302,056
Practice supplies and other operating expenses	12,798	10,529	25,439	20,243
General and administrative expenses	36,295	31,016	72,945	60,772
Depreciation and amortization	4,187	2,939	8,150	5,755

Total operating expenses	245,036	195,180	492,298	388,826

Income from operations	74,779	62,524	131,402	114,451

Investment income	429	645	870	1,958
Interest expense	(824)	(335)	(1,835)	(720)

Income from continuing operations before income taxes	74,384	62,834	130,437	115,689
Income tax provision	(31,167)	(24,662)	(53,168)	(45,388)

Income from continuing operations	43,217	38,172	77,269	70,301

Income (loss) from discontinued operations, net of income taxes	--	(1,158)	--	22,519

Net income	$43,217	$37,014	$77,269	$92,820

Per common and common equivalent share data (diluted):

Net income from continuing operations	$0.93	$0.80	$1.68	$1.46

Net income (loss) from discontinued operations	--	(0.02)	--	$0.46

Net income	$0.93	$0.78	$1.68	$1.92

Weighted average shares used in computing net income per common and common equivalent share (diluted)	46,253	47,654	46,088	48,293

Balance Sheet Highlights (Unaudited)

	As of June 30, 2009	As of Dec. 31, 2008
	(in thousands)
Assets:
Cash and cash equivalents	$18,600	$14,346
Short-term investments	12,590	20,764
Accounts receivable, net	163,435	162,395
Other current assets	98,747	87,396
Other assets, property and equipment	1,290,073	1,211,973
Total assets	$1,583,445	$1,496,874

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$273,356	$302,584
Total debt	152,584	140,114
Other liabilities	100,970	89,038
Total liabilities	526,910	531,736
Shareholders' equity	1,056,535	965,138
Total liabilities and shareholders’ equity	$1,583,445	$1,496,874

CONTACT:
MEDNAX, Inc., Fort Lauderdale
Bob Kneeley, Director, Investor Relations, 954-384-0175, Ext. 5300
bob_kneeley@mednax.com